Exhibit 5.1

800 Capitol St. Suite 2400 Houston, TX 77002-2925 +1 (713) 651-2600

September 25, 2026

BOXABL, Inc.

5345 E. N. Belt Road

Las Vegas, Nevada 89115

Re: ATM Sales Agreement

Ladies and Gentlemen:

We have acted as counsel to BOXABL, Inc., a Texas corporation (the “Company”), in connection with an “at-the-market” equity offering by the Company pursuant to which the Company intends to issue and sell shares (the “Shares”) of its Class A common stock, par value $0.0001 per share (the “Common Stock”), up to a maximum aggregate offering amount of $100,000,000, which may be issued pursuant to (i) that certain ATM Sales Agreement, dated as of September 25, 2026 (the “Sales Agreement”), by and among the Company, Virtu Americas LLC, A.G.P./Alliance Global Partners, Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, Maxim Group LLC, and Roth Capital Partners, LLC, (ii) the shelf registration statement on Form S-3, as amended, originally filed with the Securities and Exchange Commission (the “SEC”) on July 27, 2026 (File No. 333-297729) (the “Registration Statement”) and (iii) the prospectus supplement filed with the SEC on September 25, 2026 (the “Prospectus Supplement”). We understand that the Shares are to be offered and sold by the Company in the manner described in the Prospectus Supplement. This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinion set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents that we considered necessary or appropriate as a basis for the opinion, including (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) the Sales Agreement, (iv) resolutions adopted by the board of directors of the Company on September 25, 2026, (v) the Amended and Restated Certificate of Formation of the Company and the Second Amended and Restated Bylaws of the Company, in each case, as in effect on the date hereof, (vi) a certificate of good standing from the Secretary of State of the State of Texas as to the Company, dated as of a recent date, (vii) an officer’s certificate, dated as of September 25, 2026, and (viii) such other laws, records, documents, certificates, opinions, and instruments as we have deemed necessary to render this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that the Sales Agreement constitutes the valid and binding obligation of each party thereto (other than the Company) enforceable against each such party in accordance with its terms. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when the Shares are delivered against payment of the agreed consideration therefor in accordance with the Sales Agreement, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Texas Business Organizations Code, as currently in effect. We express no opinion with respect to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on September 25, 2026 and its incorporation by reference into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement included in the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston Taylor LLP